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Summit Design, Inc.
February 7, 2000
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                                February 7, 2000

Summit Design, Inc.
9305 S.W. Gemini Drive
Beaverton, Oregon  97008

         RE:      MERGER AMONG SUMMIT DESIGN, HOOD ACQUISITION CORP. AND
                  VIEWLOGIC

Ladies and Gentlemen:

         We have acted as counsel to Summit Design, Inc., a Delaware corporation, ("Summit") in connection with the proposed merger (the "Merger") among Summit, Hood Acquisition Corp., a Delaware corporation that is a wholly-owned subsidiary of Summit, ("Sub") and Viewlogic, Inc., a Delaware corporation, ("Viewlogic") pursuant to an Agreement and Plan of Reorganization dated as of September 16, 1999 (the "Merger Agreement"). A Registration Statement on Form S-4 (the "Registration Statement") describes the Merger and certain transactions incident to the Merger. The Registration Statement includes the Proxy Statement/Prospectus of Viewlogic and Summit (the "Proxy Statement/Prospectus"). We are providing this opinon purusuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933.

         In preparing to provide this opinion, we examined the Merger Agreement, the Registration Statement, and other documents, records, and matters of law that we deemed appropriate. We have assumed that the Merger will be consummated as described in the Proxy Statement/Prospectus and in accordance with the Merger Agreement. We have also assumed that the representations and warranties made by Summit and Viewlogic in the Merger Agreement and the representations made in certificates provided to us by Summit, Sub, and Viewlogic and true and accurate.

         Based on the foregoing, in our opinion, the information in the Registration Statement under the heading "Material Federal Income Tax Considerations" sets forth the material U.S. federal income tax considerations generally applicable to the Merger. Because we are delivering this opinion before the Effective Time of the Merger, the opinion depends on future events. Future changes in the law or positions taken by the

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Summit Design, Inc.
February 7, 2000
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Internal Revenue Service may affect the U.S. federal income tax consequences of the Merger.

         We are furnishing this opinion to you solely for use in connection with the Registration Statement. We consent to the filing of this opinion as Exhibit
8.1 to the Registration Statement. We also consent to the references to our firm in the Registration Statement, including the Proxy Statement/Prospectus and any amendments to these documents, as part of the description of the material federal income tax consequences of the Merger. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission under that Act. In addition, we do not admit that we are experts, for purposes of that Act or the accompanying regulations, regarding any part of the Registration Statement.

                                   Sincerely,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/ Wilson Sonsini Goodrich & Rosati